Exhibit 10.1

FIRST AMENDMENT
TO THE
POST HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN
WHEREAS, Post Holdings, Inc. (“Company”) previously adopted the Post Holdings, Inc. Executive Severance Plan (“Plan”);
WHEREAS, the Company reserved the right to amend the Plan pursuant to Article IVF thereof;
WHEREAS, from time to time, equity awards made under the Post Holdings, Inc. 2012 Long-Term Incentive Plan and the Post Holdings, Inc. 2016 Long-Term Incentive Plan (collectively, the “Equity Plans”) may provide for a time-based vesting schedule on other than a ratable basis, or that is ratable in whole or part but where such vesting schedule does not provide for any vesting of such award on or before the first anniversary of the date of grant of the equity award (either, a “Delayed Vested” equity award);
WHEREAS, the Committee (as defined in the Plan) has determined that, in the event that an executive covered under this Plan has a Delayed Vested equity award under the Equity Plans and that executive experiences an involuntary termination of employment while such equity award is not fully vested and is otherwise eligible for benefits under the Plan, it would be equitable to vest the award as if there were a three-year ratable vesting schedule where vesting occurs on the first, second and third anniversaries of the date of grant of the equity award, to the extent that the award would not be vested at a greater percentage under the terms of the applicable equity award agreement; and
WHEREAS, the Company desires to amend the Plan, effective upon the date this amendment is executed as recorded below:
NOW, THEREFORE, effective upon execution of this amendment, a new Article IIA5 is added to the Plan to read as follows:
5.    Committee to Vest Certain Equity Awards

(a)
This Article IIA5 applies if you have been granted an award of restricted stock units, stock appreciation rights, and/or options under the Post Holdings, Inc. 2012 Long-Term Incentive Plan and/or the Post Holdings, Inc. 2016 Long-Term Incentive Plan (collectively, the “Equity Plans”), wherein the vesting schedule for any such outstanding award is based upon the passage of time on other than a ratable basis, or is ratable in whole or part but where such vesting schedule does not provide for any vesting of such award on or before the first anniversary of the date of grant of the equity award.

(b)
If at any point while you have an equity award described in Article IIA5(a) that is not fully vested, you become eligible pursuant to Article IIA1 of this Plan, the Committee agrees to ratably vest such equity award upon your separation from service, as though the award had a vesting schedule that provided for vesting in equal annual installments on each of the first, second and third anniversaries of the date of grant of such equity award), but only to the extent that such anniversaries have occurred through the date of termination of employment. This Article IIA5(b) shall not apply to the extent that, by its terms, the award is already vested at a greater percentage, or would vest at a greater percentage upon your separation from service. In no event shall any such vesting exceed one hundred percent vesting by application of this provision. For the sake of clarity, the vesting date under application of this Article IIA5(b) shall be the date of separation from service. Application of this Article IIA5(b) is illustrated in the following examples:

i.
By way of example only, you have an equity award that by its terms has a five-year cliff vesting schedule (wherein the award would vest fully only after five years have passed), and you become eligible for benefits under this Plan after two full years since the date of grant have passed. Two-thirds (2/3) of the award shall be vested.

ii.
By way of example only, under its terms, your equity award does not begin to vest until five years after the date of grant have passed, at which time the award vests 20% on each of the sixth through tenth anniversaries of the date of grant. You become eligible for benefits under this Plan after three full years since the date of grant have passed. One hundred percent (100%) of the award shall be vested.

(c)
To the extent that any portion of a stock option or stock appreciation right award becomes vested in accordance with the foregoing, such portion of such award shall become exercisable at the time of such vesting and remain exercisable for such period as provided in the event of an involuntary termination of employment under the applicable award agreement (or if no such period is specified in the event of an involuntary termination of employment under the applicable award agreement or Equity Plan, such vested portion of such an award shall remain exercisable for six months following such separation from service, or until the expiration of the term of the award if sooner). Any portion of such stock option or stock appreciation right award that remains unvested and/or unexercised after application of the foregoing provisions shall be forfeited without further consideration or payment therefor and may not be exercised.

(d)
To the extent that any portion of a restricted stock unit award becomes vested in accordance with the foregoing, such award shall be settled in the medium and manner set forth in the award on the date of such separation from service or within sixty days thereafter (or, to the extent required under Section 409A of the Internal Revenue Code, at such other time as may be provided under the terms of the award). Any portion of such restricted stock unit award that remains unvested after application of the foregoing provisions shall be forfeited without further consideration or payment therefor.

(e)
If the Company determines, in its sole discretion, that application of Article IIA5 would cause adverse tax consequences to the Company under Section 409A of the Internal Revenue Code, as it may be amended from time to time, application of Article IIA5 shall occur only at the Committee’s discretion.

IN WITNESS WHEREOF, Post Holdings, Inc. has executed this Plan on this 2nd day of May, 2016.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Robert V. Vitale
President and Chief Executive Officer